CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in the following Registration Statements on Form S-8 Nos. 333-85294, 333-100684, 333-150470, 333-177149, 333-189880, 333-192986, 333-192987, 333- 197636, 333-206480, 333-209525, 333-220153, 333-229799, 333-230079 and Form F-3 No. 333- 236596 of BlackBerry Limited of our report dated April 6, 2020, with respect to the consolidated financial statements of BlackBerry Limited as of February 29, 2020 and for the years ended February 29, 2020 and February 28, 2019 included in this Annual Report (Form 10-K) of BlackBerry Limited for the year ended February 28, 2021. /s/Ernst & Young LLP Chartered Professional Accountants, Licensed Public Accountants Waterloo, Canada March 31, 2021